EXHIBIT 5

COZEN O’CONNOR

WASHINGTON D.C. OFFICE:

1667 K STREET, N.W.

SUITE 500

WASHINGTON, D.C. 2006

(202) 912-4800

FAX: (202) 912-4830

September 21, 2004

Board of Directors

Newtek Business Services, Inc.

100 Quentin Roosevelt Blvd, Suite 408

Garden City, NY 11530

Re: The Newtek Business Services, Inc. 2003 Stock Incentive Plan

Registration Statement on Form S-8

Dear Sirs:

We have acted as special counsel to Newtek Business Services, Inc., a New York corporation (the “Company”), in connection with the adoption of the Newtek Business Services, Inc. 2003 Stock Incentive Plan (the “Plan”).

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the 1,000,000 shares of common stock of the Company, when issued pursuant to and in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s registration statement on Form S-8 and to reference to our firm under the caption “Legal Opinion” in the Prospectus to be sent or given to participants in the Plan.

Very truly yours,

/s/ COZEN O’CONNOR